EXHIBIT 21

                               CONMED Corporation
                         Subsidiaries of the Registrant



         Name                          State or Country of Incorporation
         ----                          ---------------------------------

Aspen Laboratories, Inc.                        Colorado
CONMED Andover Medical, Inc.                    New York
Envision Medical Corporation                    California
Linvatec Corporation                            Florida
Linvatec Australia Pty. Ltd                     Australia
Linvatec Belgium S.A.                           Belgium
Linvatec Canada ULC                             Canada
Linvatec Deutschland GmbH                       Germany
Linvatec Europe SPRL                            Belgium
Linvatec France S.A.R.L.                        France
Linvatec Korea Ltd.                             Korea
Linvatec U.K. Ltd.                              United Kingdom